EXHIBIT 23.5



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-8 of our report dated February 27, 1996 related to the consolidated financial statements of Coldwell Banker Corporation and Subsidiaries as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 included in the Company's Annual Report on Form 10K/A for the year ended December 31, 1996; such financial statements were not included separately in such Form 10K/A.





Coopers & Lybrand L.L.P.
Newport Beach, California
April 16, 1997